Exhibit 107
Calculation of Filing Fee Table

FORM 424B2

TAKEDA YAKUHIN KOGYO KABUSHIKI KAISHA
(Exact Name of Registrant as Specified in Its Charter)

TAKEDA PHARMACEUTICAL COMPANY LIMITED
(Translation of registrant’s name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	$1,100,000,000 5.300% Senior Notes due 2034	457(r)	$1,100,000,000	99.724%	$1,096,964,000	0.0001476	$161,911.89
Fees to Be Paid	Debt	$800,000,000 5.650% Senior Notes due 2044	457(r)	$800,000,000	99.561%	$796,488,000	0.0001476	$117,561.63
Fees to Be Paid	Debt	$600,000,000 5.650% Senior Notes due 2054	457(r)	$600,000,000	99.570%	$597,420,000	0.0001476	$88,179.19
Fees to Be Paid	Debt	$500,000,000 5.800% Senior Notes due 2064	457(r)	$500,000,000	99.537%	$497,685,000	0.0001476	$73,458.31
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$2,988,557,000		$441,111.01
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$441,111.01